Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo






             CalAmp Reports Fiscal 2008 Third Quarter Results


OXNARD, Calif., January 15, 2008--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services, and solutions, today reported results for its fiscal 2008 third quarter ended November 30, 2007. Key elements include:

      Consolidated third quarter revenues of $32.1 million within expectations; Wireless DataCom Division revenues of $23.7 million nearly 70% higher than prior year.

      Third quarter GAAP loss from continuing operations of $58.9 million, or $2.49 per diluted share, includes non-cash pre-tax charge of $65.7 million for goodwill impairment; Adjusted basis (non-GAAP) income from continuing operations of $67,000 or $-0- per share exceeded guidance.

      Completed settlement agreeement with key Direct Broadcast Satellite
      (DBS) customer.

Fred Sturm, CalAmp's President and Chief Executive Officer, commented, "Overall, operational performance in the third quarter was within expectations. I am pleased with our continued progress in executing our strategy to profitably grow our Wireless DataCom business, which has been our strategic growth initiative for the past two years. During the third quarter our Wireless DataCom Division generated record revenues of $23.7 million driven by sequential quarter growth in our public safety, industrial monitoring and controls and OEM businesses. Additionally, Wireless DataCom gross margins benefited from higher margin new products introduced in 2007."

Mr. Sturm added, "Reaching a settlement agreement last month with a key DBS customer was an important step in getting our Satellite Division back to profitability. The agreement is structured in a way that reduces CalAmp's future cash requirements, and more closely aligns the interests of our two companies. We are continuing to work closely with this valued customer to requalify our products, and we expect increasing revenues throughout fiscal year 2009."

Mr. Sturm concluded, "The settlement agreement with this key DBS customer has allowed CalAmp to start meaningful negotiations with our lenders to address the previously announced noncompliance related to financial covenants under our credit facility. We are working to resolve this matter expeditiously, but we do not believe that the current restriction on borrowing under the credit facility will adversely impact our near term operations."



Fiscal 2008 Third Quarter Results
Total revenue for the fiscal 2008 third quarter was $32.1 million compared to $59.1 million for the third quarter of fiscal 2007. Lower sales of Satellite Division products in the latest quarter were partially offset by higher Wireless DataCom Division revenues.

Gross profit for the fiscal 2008 third quarter was $10.0 million, or 31.3% of revenues compared to $12.0 million or 20.4% of revenues for the same period last year. The reduction in gross profit was primarily the result of lower sales of Satellite Division products. The improvement in gross margin percentage was due primarily to a change in product mix favoring increased sales of higher margin Wireless DataCom products.

Results of operations for the fiscal 2008 third quarter as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") was a net loss from continuing operations of $58.9 million, or $2.49 per diluted share. As a result of a significant decrease in recent business with a key DBS customer due to a product performance issue, coupled with the substantial decline in the Company's market capitalization, the Company conducted an interim goodwill impairment analysis as of November 30, 2007. This analysis indicated that goodwill in the aggregate amount of $65.7 million was impaired, comprised of impairments in the Satellite and Wireless DataCom divisions of $43.2 million and $22.5 million, respectively. The Wireless DataCom Division's revenue and gross profit are higher in the current three and nine-month periods than the comparable periods of the prior year. Nontheless, both reporting segments were determined to be impaired because of the decline in the Company's market capitalization.

The Adjusted Basis (non-GAAP) income from continuing operations for the fiscal 2008 third quarter was $67,000 or breakeven per diluted share compared to Adjusted Basis income from continuing operations of $2.3 million or $0.10 per diluted share for the same period last year. Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense and the impairment loss, each net of tax to the extent applicable. A reconciliation of the GAAP basis income (loss) from continuing operations to Adjusted Basis income
(loss) from continuing operations is provided in the table at the end of this press release.

Liquidity
At November 30, 2007, the Company had total cash of $5.0 million, with $32.0 million in total outstanding debt. As previously disclosed, the net loss reported in the first quarter of fiscal 2008 caused the Company to become noncompliant with the financial covenants under its bank credit agreement, and as a result the Company cannot borrow under the working capital revolver of this credit agreement until it is able to obtain a waiver from its lenders and/or an amendment of the credit agreement. The Company is in discussions with its lenders to resolve the issue. In the near term the Company believes that it has sufficient liquidity such that the restriction on borrowing under the revolving credit facility will not materially affect its operations. However, if the lenders are unwilling to agree to a waiver or an amendment or exercise their rights to accelerate borrowings outstanding under the credit agreement, the inability to borrow under the revolving credit facility and/or the acceleration of such indebtedness could materially adversely affect the Company's financial position and operations, including its ability to fund its currently anticipated working capital and capital expenditure needs.

Because the lenders have the right to call the loan until such time as a waiver is obtained, the entire $32.0 million outstanding balance of the bank loan is classified as a current liability in the November 30, 2007 balance sheet.

Net cash used in operating activities was $4.9 million for the nine months ended November 30, 2007. Inventory was $27.7 million at the end of the third quarter, representing annualized turns of approximately 3 times. Accounts receivable outstanding at the end of the third quarter represents a 60 day average collection period.

Business Outlook
Commenting on the Company's business outlook, Mr. Sturm said, "Based on our current projections, we believe fiscal 2008 fourth quarter consolidated revenues will be in the range of $29 to $33 million, with a GAAP basis loss from continuing operations in the range of ($0.06) to ($0.10) per diluted share. The Adjusted Basis (non-GAAP) loss from continuing operations for the fourth quarter, which excludes amortization of intangible assets and stock-based compensation expense net of tax, is expected to be ($0.01) to ($0.05) per diluted share. During the fourth quarter, we expect revenue contributions from our Wireless DataCom Division in the range of $20 million to $24 million."

Conference Call, Webcast and Form 10-Q Filing
A conference call and simultaneous webcast to discuss fiscal 2008 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's Quarterly Report on Form 10-Q, filed today with the Securities and Exchange Commission.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.



Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain an amendment of its bank credit agreement to eliminate the event of default under the credit agreement, the Company's ability to successfully requalify certain newer generation products and resume selling these products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K filed on May 17, 2007 with the Securities and Exchange Commission (SEC) and the Quarterly Report on Form 10-Q filed today with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                    AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                       Lasse Glassen
Chief Financial Officer            General Information
(805) 987-9000                     (213) 486-6546
                                   lglassen@frbir.com



                     -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                    Three Months Ended    Nine Months Ended
                                        November 30,        November 30,
                                   ------------------     -----------------
                                     2007      2006       2007        2006
                                    ------    ------     ------      ------
Revenues                          $ 32,061   $ 59,103    $111,122   $156,689

Cost of revenues                    22,033     47,062     100,165    121,904
                                   -------    -------     -------    -------

Gross profit                        10,028     12,041      10,957     34,785

Operating expenses:
  Research and development           3,868      3,404      11,982      9,523
  Selling                            2,577      1,959       7,219      4,683
  General and administrative         3,498      2,762      10,157      7,417
  Intangible asset amortization      1,558      1,077       4,860      2,386
  In-process research
    and development                     -          -          310      6,850
  Impairment loss                   65,745         -       65,745        -
                                   -------    -------     -------    -------
                                    77,246      9,202     100,273     30,859
                                   -------    -------     -------    -------
Operating income (loss)            (67,218)     2,839     (89,316)     3,926

Non-operating income (expense), net   (622)      (136)     (1,712)       591
                                   -------    -------     -------    -------

Income (loss) from continuing
 operations before income taxes    (67,840)     2,703     (91,028)     4,517

Income tax benefit (provision)       8,909     (1,264)     17,894     (4,789)
                                   -------    -------     -------    -------
Income (loss) from continuing
  operations                       (58,931)     1,439     (73,134)      (272)

Loss from discontinued
  operations, net of tax               -         (543)       (597)   (31,648)
                                                                          (a)

Loss on sale of discontinued
  operations, net of tax               -           -         (935)        -
                                   -------    -------     -------    -------
Net income (loss)                 $(58,931)  $    896    $(74,666)  $(31,920)
                                   =======    =======     =======    =======



Basic and diluted earnings
(loss) per share:
  Income (loss) from continuing
    operations                      $(2.49)    $ 0.06      $(3.10)    $(0.01)
  Loss from discontinued
    operations                          -       (0.02)      (0.06)     (1.36)
                                    ------     ------      ------     ------
Total basic and diluted
  earnings (loss) per share         $(2.49)    $ 0.04      $(3.16)    $(1.37)
                                    ======     ======      ======     ======

Shares used in per share calculations:
  Basic                             23,640     23,414      23,621     23,290
  Diluted                           23,640     23,679      23,621     23,290



(a) Includes a goodwill and intangible asset impairment charge of $29.8 million on discontinued operations in the quarter ended May 31, 2006.

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                (Unaudited, in thousands except per share amounts)


                               Three Months Ended      Nine Months Ended
                                   November 30,           November 30,
                               -------------------   ---------------------
                                2007       2006         2007        2006
                               ------     ------       ------      ------
Revenue
  Satellite Division         $  8,353     $ 45,045   $ 41,235     $118,091
  Wireless DataCom Division    23,708       14,058     69,887       38,598
                              -------      -------    -------      -------
    Total revenue            $ 32,061     $ 59,103   $111,122     $156,689
                              =======      =======    =======      =======

Gross profit (loss)
  Satellite Division         $    221     $  6,514   $(15,530)(a) $ 19,561
  Wireless DataCom Division     9,807        5,527     26,487       15,224
                              -------      -------    -------      -------
    Total gross profit       $ 10,028     $ 12,041   $ 10,957     $ 34,785
                              =======      =======    =======      =======

Operating income (loss)
  Satellite Division         $(44,061)(a) $  5,154   $(62,356)(a) $ 14,812
                                      (b)                     (b)
  Wireless DataCom Division   (21,842)(c)     (727)   (22,988)(c)   (6,487)
  Corporate expenses           (1,315)      (1,588)    (3,972)      (4,399)
                              -------      -------    -------      -------
Total operating income (loss)$(67,218)    $  2,839   $(89,316)    $  3,926
                              =======      =======    =======      =======

 (a) Includes charges for estimated product warranty and related costs in the three and nine-month periods ended November 30, 2007 of $0.1 million and $17.9 million, respectively.

 (b) Includes a Satellite Division goodwill impairment charge of $43.2 million.

 (c) Includes a Wireless DataCom Division goodwill impairment charge Of $22.5 million.

 (c) Includes a charge of $6.8 million in the quarter ended May 31, 2006 for the write-off of in-process research and development costs associated with the acquisition of Dataradio.

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                  November 30,   February 28,
                                                      2007           2007
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  5,036        $ 37,537
  Accounts receivable, net                            21,715          38,439
  Inventories                                         27,744          25,729
  Deferred income tax assets                           7,638           4,637
  Prepaid expenses and other current assets           13,166           7,182
                                                    --------        --------
     Total current assets                             75,299         113,524

Equipment and improvements, net                        5,461           6,308
Deferred income tax assets, less current portion       9,949             -
Goodwill                                              35,039          90,001
Other intangible assets, net                          25,982          18,643
Other assets                                           4,288           1,227
                                                    --------        --------
                                                    $156,018        $229,703
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 32,048        $  2,944
  Accounts payable                                    10,990          26,186
  Accrued payroll and employee benefits                3,207           3,478
  Accrured warranty costs                              9,551           1,295
  Other accrued liabilities                           10,601           2,799
  Deferred revenue                                     4,626           1,935
                                                    --------        --------
     Total current liabilities                        71,023          38,637
                                                    --------        --------
Long-term debt, less current portion                     -            31,314

Deferred income tax liabilities                          -             7,451

Other non-current liabilities                          5,469           1,050

Stockholders' equity:
  Common stock                                           236             236
  Additional paid-in capital                         141,058         139,175
  Retained earnings (accumulated deficit)            (61,666)         13,000
  Accumulated other comprehensive loss                  (102)         (1,160)
                                                    --------        --------
     Total stockholders' equity                       79,526         151,251
                                                    --------        --------
                                                    $156,018        $229,703
                                                    ========        ========

                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                          Nine Months Ended
                                                             November 30,
                                                          ------------------
                                                          2007         2006
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $(74,666)    $(31,920)
    Depreciation and amortization                         7,469        5,027
    Stock-based compensation expense                      1,605        1,614
    Write-off of in-process research and
     and development costs                                  310        6,850
    Impairment loss                                      65,745       29,848
    Excess tax benefit from stock-based compensation        (64)        (392)
    Deferred tax assets, net                            (23,296)       3,555
    Loss on sale of discontinued operations,
     net of tax                                             935          -
    Gain on sale of investment                             (331)         -
    Changes in operating working capital                 18,080       (2,973)
    Other                                                    25           84
                                                       --------     --------
       Net cash provided (used) by
        operating activities                             (4,188)      11,693
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                 (1,106)      (2,112)
    Proceeds from sale of property and equipment              8           16
    Proceeds from sale of investment                      1,045          -
    Proceeds from sale of discontinued operations         4,000          -
    Acquisition of Aircept                              (19,315)         -
    Acquistion of SmartLink                              (7,944)         -
    Cash restricted for repayment of debt                (3,340)         -
    Acquisition of Dataradio net of cash acquired           -        (48,047)
    Acquisition of TechnoCom product line                  (703)      (2,478)
    Proceeds from Vytek escrow distribution                 -            480
                                                       --------     --------
       Net cash used in investing activities            (27,355)     (52,141)
                                                       --------     --------

Cash flows from financing activities:
    Proceeds from long-term debt                            -         38,000
    Debt repayments                                      (2,210)     (11,416)
    Proceeds from stock option exercises                    206        1,130
    Excess tax benefit from stock-based compensation         64          392
                                                       --------     --------
       Net cash provided (used) by financing activities  (1,940)      28,106
                                                       --------     --------
Effect of exchange rate changes on cash                     982         (157)
                                                       --------     --------

Net change in cash and cash equivalents                 (32,501)     (12,499)

Cash and cash equivalents at beginning of period         37,537       45,783
                                                       --------     --------
Cash and cash equivalents at end of period             $  5,036     $ 33,284
                                                       ========     ========







                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Income (Loss) from Continuing Operations and Diluted Income
(Loss) from Continuing Operations Per Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Income (Loss) from Continuing Operations and Diluted Income (Loss) from Continuing Operations Per Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Income (Loss) from Continuing Operations to Adjusted Basis Income (Loss) from Continuing Operations is as follows:


                                        Three Months          Nine Months
                                           Ended                 Ended
                                        November 30,          November 30,
                                       -------------         -------------
                                        2007    2006         2007     2006
                                       -----   -----        -----    -----

GAAP Basis Income (Loss) from
 Continuing Operations               $(58,931)  $1,439    $(73,134)  $  (272)

Adjustments to reconcile to
 Adjusted Basis Income (Loss)
 from Continuing Operations:

 Amortization of intangible assets,
   net of tax                            952       623       2,968     1,381
  Stock-based compensation expense,
   net of tax                            353       313         980       934

  In-process R&D, net of tax
   in fiscal 2008                         -         -          189     6,850
  Impairment loss, net of tax
   on deductible portion              57,693        -       57,693       -
                                     -------   -------     -------   -------
Adjusted Basis Income (Loss)
 from Continuing Operations          $    67   $ 2,375    $(11,304)  $ 8,893
                                     =======   =======     =======   =======
Adjusted Basis Income (Loss)
 from Continuing Operations
 per diluted share                   $   -     $  0.10    $  (0.48)  $  0.38

Weighted average common shares
  outstanding on diluted basis         23,640   23,679      23,621    23,290


Reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision (in-process research and development in fiscal 2007 and the nondeductible portion of the impairment charge in fiscal 2008) are not tax-effected in the Non-GAAP Earnings Reconciliation. The remaining reconciling items are tax-effected using an adjusted year-to-date effective income tax rate that is computed by excluding from pretax income (loss) those reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision. The computation of the adjusted year-to-date effective income tax rate is as follows:


                                                           Nine Months Ended
                                                             November 30,
                                                          ------------------
                                                          2007          2006
                                                          ----          ----
Pretax income (loss) from continuing operations
 as reported                                           $(91,028)      $ 4,517
Add back nondeductible items:
 In-process research and development in fiscal 2007         -           6,850
 Nondeductible portion of impairment loss                45,056           -
                                                        -------       -------
Pretax income (loss) from continuing operations
 before nondeductible items                             (45,972)       11,367
Income tax benefit (provision) as reported               17,894        (4,789)
                                                        -------       -------
Year-to-date effective income tax rate as adjusted        38.9%         42.1%
                                                        =======       =======